Exhibit 99.1

[LOGO] Lakeland
       Industries, Inc.
                            701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
                                     (631) 981-9700 - www.lakeland.com
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                                                           FOR IMMEDIATE RELEASE
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        Lakeland Industries Announces Acquisition of Mifflin Valley, Inc.

                  Lakeland Joins New Russell Microcap(TM) Index

                         Lakeland Raises Garment Prices

RONKONKOMA, NY - July 19, 2005 -- Lakeland Industries, Inc. (NASDAQ: LAKE), today announced that it has signed a contract to acquire the assets and operations and assume certain liabilities of Mifflin Valley, Inc., ("Mifflin") of Shillington, PA for an initial purchase price of $1.58 million, subject to certain adjustments. Mifflin did approximately $2.6 million of sales in 2004, and $1.5 million for the six months ended June 30, 2005. Mifflin is a manufacturer of protective clothing specializing in safety and visibility, largely for the Emergency Services market, but also for the entire public safety and traffic control market. Mifflin specializes in customized garments to suit customers' needs, coupled with quality, service, price and delivery. Mifflin's products include Flame Retardant garments for the Fire Industry, Nomex clothing for utilities, and High Visibility Reflective Outerwear for Departments of Transportation. A complete copy of the contract will be filed as an exhibit with Lakeland's Form 10-Q for the second quarter ended July 31.

Christopher Ryan, CEO of Lakeland, commented, "Mifflin will be an excellent strategic fit for Lakeland. The company brings manufacturing expertise and industry experience to the table which will fit in very nicely to our existing Fyrepel(TM) fire safety line. We will be able to sell their product line through our existing network of in house and outside sales reps. We expect to be able to produce most of their products at a cheaper cost through our Chinese operations and bring additional purchasing power to bear.

Michael Gallen, President of Mifflin Valley, commented, "The acquisition of Mifflin Valley by Lakeland will provide an opportunity for rapid expansion of Mifflin's product lines in the market place. Additionally, anticipated expansion of our manufacturing capability should provide more and better opportunity for our employees. Lakeland, as a public company, can provide the working capital necessary for future growth. We are excited for the opportunities this provides for both our customers and employees."

Lakeland joined the new Russell Microcap(TM) Index when Russell Investment Group reconstituted its family of U.S. indexes on June 24. Russell recently posted a membership list for the Russell Microcap at www.russell.com/US/Indexes.
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Christopher Ryan, CEO of Lakeland, said, "We are pleased to be among the companies added to the new Russell Microcap(TM) index. I believe our inclusion on this prestigious index highlights our success in building corporate value and will further increase Lakeland's visibility within the investment community."

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The Russell Microcap(TM) Index is comprised of the smallest 1,000 securities within the small-cap Russell 2000(R) Index plus the next 1,000 companies based on a ranking of all U.S. equities by market capitalization. This new index offers managers and other investors a comprehensive, unbiased barometer to compare their performance against the genuine microcap marketplace of stocks.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. More than $2.5 trillion in assets currently are benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company's weighting in the particular index.

Russell, a global leader in multi-manager investment services, provides investment products and services in more than 39 countries. Russell manages more than $135 billion in assets and advises clients worldwide representing $2.3 trillion. Founded in 1936, Russell is a subsidiary of Northwestern Mutual and is headquartered in Tacoma, Wash., with additional offices in New York, Toronto, London, Paris, Singapore, Sydney, Auckland and Tokyo.

Lakeland has just raised prices on its Tyvek(TM) finished garments by 6% and on its TyChem(TM) garments by 4%, in line with the raw material increases it has experienced between January and June 2005.

About Lakeland Industries, Inc.:
We manufacture and sell a comprehensive line of safety garments and accessories for the industrial protective clothing market. Our products are sold by our in-house sales force and independent sales representatives to a network of over 800 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, we supply federal, state and local governmental agencies and departments such as fire and police departments, airport crash rescue units, the Department of Defense, Central Intelligence Agency, Federal Bureau of Investigation, U.S. Secret Service and the Centers for Disease Control. In fiscal 2005, we had net sales of $95.3 million and earnings per share of $1.12 (as adjusted for the 10% stock split effective April, 2005). For the first quarter of fiscal 2006, we had sales of $25.7 million, net income of $1.7 million and $.34 per share. Some key metrics for the first quarter of fiscal 2006 include annualized ROI of 12.13%, ROA of 11.03%, and ROE of 12.39% and EBITDA as a percent of sales of 10.74%.

For more information concerning Lakeland, please visit us at: www.lakeland.com
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For more information about Mifflin Valley, please visit us at:
www.mifflinvalley.com

Contact:
Lakeland Industries   Chris Ryan, (631) 981-9700, chrisr@lakeland-ind.com
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                     Gary Pokrassa, (631) 981-9700, garyp@lakeland-ind.com
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Mifflin Valley      Mike Gallen, (610) 775-0505, m.gallen@mifflinvalley.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland's expectations of sources or uses for capital or which express the Company's expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland's future results will not be materially different from those described herein as "believed," "projected", "planned", "intended", "anticipated," "estimated" or "expected," which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events conditions or circumstances on which such statement is based.